Exhibit 10.1
November 17, 2021

Diana Toman
Address on file with Company

Dear Diana:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Arconic Corporation and each of its parents, subsidiaries and affiliates (“Arconic” or the “Company”). You and the Company agree as follows:

1.Separation from Employment and Transition Services.
a)By mutual agreement with the Company, and in consideration of the mutual promises and commitments set forth in this Agreement: you tendered, and the Company accepted, your resignation as Executive Vice President, Chief Legal Officer and Corporate Secretary on November 13, 2021 (“Notice Date”), and you will continue your employment in inactive status (on a leave of absence) while providing the Transition Services (as defined below) through December 31, 2021 (the “Transition Period”). Your employment and obligation to provide any Transition Services will end on December 31, 2021 (the “Separation Date”).
b)During the Transition Period (as defined below) you will answer questions and otherwise provide advisory services from time to time as may be reasonably requested by any executive officer of the Company, which may include legal and other advice similar to that provided by Executive previously when engaged as an active employee of the Company (the “Transition Services”). You shall not accrue any further rights to vacation, equity or bonus compensation during the period between the Notice Period and the Separation Date.
c)You agree that if you accept employment with another employer and such employment is to begin prior to December 31, 2021, you will inform the Company and, in such event, your Separation Date will be made effective as of the date prior to your beginning such new employment and, provided you execute and do not revoke the supplemental release referenced in Paragraph 2(b), and you have otherwise complied with your obligations under this Agreement, you shall receive the payments and benefits set forth in Paragraph 2(b).
d)Regardless of whether you have timely executed and not revoked this Agreement and otherwise comply with its terms, you shall receive the following:
i)The Company has paid or will pay you in accordance with the Company’s reimbursement policy for all business expenses which you properly incurred in connection with your work for the Company through the Notice Date.
ii)The Company has paid or will pay your base salary through the Notice Date.
2.Consideration.
a)Provided that you have timely executed and not revoked this Agreement and otherwise comply with its terms, you shall receive the following consideration:
i)Your employment will be continued in inactive status through December 31, 2021. During the time period between the Notice Date and Separation

Date (“Transition Period”), you shall continue to receive your current base salary (in effect as of November 12, 2021) and benefits in accordance with the Company’s normal practices, policies, and plans;
ii)A single cash payment in the amount of five hundred twenty-five thousand dollars and zero cents ($525,000.00), which represents a further separation payment from the Company, payable on December 31, 2021, unless such other payment date is required pursuant to Section 409A; provided, however, that if you do not timely execute, or if you timely execute and then effectively revoke the release attached as Exhibit B (in accordance with Paragraph 2(b) below), you agree to immediately repay to the Company the net sum of $262,500.00, and you further agree that your retention of the remaining amount of this further separation payment, together with the other payments, benefits and commitments by the Company as provided for in this Agreement, are sufficient consideration for the continued enforceability of your waiver and release and other obligations set forth in this Agreement; and
iii)You shall be eligible to receive the payments and benefits set forth in Paragraph 2(b).
b)Provided this Agreement has become effective in accordance with its terms, and provided further that you timely execute and do not revoke the release attached as Exhibit B (which must be executed on, but not before, the Separation Date) and otherwise comply with your commitments and obligations under this Agreement and Exhibit B, you shall receive the following additional separation benefits:
i)A single cash payment in the amount of eight hundred eighty-five thousand five hundred dollars and zero cents ($885,500.00), which represents one times the sum of your annual base salary and your target annual cash incentive compensation, payable within thirty (30) days of your Separation Date, unless such other payment date is required pursuant to Section 409A of the Internal Revenue Code (“Section 409A”); and
ii)During the twenty-four (24) month period following your Separation Date, the Company shall arrange (via COBRA or otherwise) to provide you and anyone entitled to claim through your life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to you and anyone entitled to claim through you immediately prior to your Separation Date, at no greater after-tax cost to you than the after-tax cost to you immediately prior to such Separation Date.
c)All payments set forth in this Paragraph 2 shall be paid by the Company less applicable taxes, withholdings, and other deductions and are subject to compliance with Section 409A.
3.Release.
a)In consideration of the payments, benefits, and other items of value set forth in Paragraph 2(a) hereof and your eligibility to receive the additional payments, benefits, and other items of value pursuant to Paragraph 2(b), and the other promises and consideration provided by the Company hereunder, to the fullest extent permitted by law, you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance, or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof. Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state, or local fair employment practices or equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq. (“Title VII”); the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (the “Equal Pay Act” or “EPA”); the Americans with Disabilities Act, 29 U.S.C. § 12101 et seq. (“ADA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001, et seq. (“ERISA”) (except for vested benefits otherwise entitled); the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Benefits Protection Act (“OWBPA”); the Family and Medical Leave Act of 1993, including all amendments thereto; the Pennsylvania Human Relations Act, including age and sexual harassment claims; the Pennsylvania Equal Pay Law; the Pennsylvania Whistleblower Law; the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission; Kansas Act Against Discrimination, including age and sexual harassment claims; Kansas Equal Pay Law; Kansas Age Discrimination in Employment Act; Kansas Discrimination Against Military Personnel Act; Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act; Kansas’ whistleblower protection laws (including Kan. Stat. Ann. §§ 39-1403, 39-1432, 44-615 & 44-636); Kansas Minimum Wage and Maximum Hours Law; Kansas WARN Act; any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic; and any other federal, state, or local statutes, common law, or regulation, including any and all amendments to the foregoing.
b)You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law.  You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action.  You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  You are not waiving any right to challenge the validity of this Paragraph 3(b) on any grounds that may exist in law and equity.  However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 3(b), in any appropriate forum.
c)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim to indemnification under your Indemnification Agreement with the Company; (viii) any claim that is not otherwise waivable under applicable law; or (ix) any claim that you may have as a shareholder or equity owner of the Company. In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation, or proceeding. To the extent you receive any personal or monetary relief in connection with any such EEOC charge, complaint, investigation, or proceeding, the Company will be entitled to an offset for the consideration made pursuant to Paragraph 2 of this Agreement.
4.Violations of Any Law or of the Company’s Code of Conduct. You hereby agree, promise and covenant that during your employment with the Company: (i) you did not intentionally or knowingly violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company; and (ii) you did not intentionally or knowingly violate any material provision of the Company’s Code of Conduct while acting within the scope of your employment with the Company (collectively, “Violations”).
5.Return of Property. On or before the Separation Date, you agree, at the Company’s expense, to (i) promptly return to the Company all of its property, including, but not limited to, computer, iPad, cell phone, identification card, credit card, and keys, and (ii) shred any paper files or documents within your possession prior to the Separation Date, unless otherwise agreed. To the extent you have any Company information or property stored on any personal computer, personal laptop, iPad, cloud storage, personal email account, or any other personal device, you agree to cooperate with the Company to permanently delete any such information or property from such devices, subject to any legal duty to preserve and retain such information.
6.No Additional Entitlements. You agree that other than the payments described in Paragraph 2 (as applicable): (i) you have received all entitlements due from the Company relating to your employment with the Company including, but not limited to, all wages earned, sick pay, bonuses, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement and Exhibit B (as applicable); and (ii) you further acknowledge and agree that, other than as expressly set forth in this Agreement, you are not entitled to and shall not receive any further payments, compensation, or benefits under this Agreement or Exhibit B or under any other prior agreement with the Company or any of its subsidiaries including, but not limited to, any payments or compensation relating to any Restricted Stock Units or any payments, compensation, or benefits under the Arconic Corporation Executive Severance Plan. For the avoidance of doubt, (i) you hereby waive any entitlement to, and you shall not receive any payment for, any unused and accrued vacation through the Separation Date and acknowledge that the payments set forth in Paragraph 2(b) include any payment therefore; and (ii) all unvested equity related awards (e.g., stock options, restricted stock units) shall be forfeited and no payment shall be made with respect thereto, and any equity related awards vested as of the Separation

Date (e.g., options) shall remain subject to the terms and conditions of the applicable plan and award agreement(s).
7.[Reserved]
8.Cooperation. You agree to reasonably cooperate with the Company (including its officers, their designees, or legal counsel) by providing all information that the Company may reasonably request with respect to matters involving the work you performed for the Company and your responsibilities and duties during your employment with the Company, as well as with respect to any litigation, investigation, or other legal proceeding involving the Company, so long as such requests do not unreasonably interfere with or create a legal conflict of interest with any other employment or work in which you are engaged. You agree to appear without the necessity of a subpoena to testify truthfully in any litigation, investigation, or other legal proceedings in which the Company calls you as a witness, provided that you are provided reasonable notice and access to relevant historical files and email if necessary for your cooperation, and such appearance does not cause you any undue burden, expense, or harm. In connection with fulfilling your obligations under this Paragraph, your pre-approved, reasonable, documented out-of-pocket expenses will be reimbursed by the Company (including travel expenses and attorneys’ fees). In the event that such cooperation is requested following the period of one (1) year after your Separation Date, you and the Company shall confer with respect to a mutually agreeable and reasonable hourly consulting rate. You shall continue to be entitled to all benefits, indemnification, advancement rights, and protections provided for in your Indemnification Agreement and to the fullest extent permitted by law and applicable insurance policy, which shall extend to any post-termination consulting provided to the Company.
9.Confidentiality of the Agreement. Except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law, the parties, including you and the Company Releasees, shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors, or corporate employees who have a business need to know such terms in order to approve or implement such terms.
10.Protection of Confidential Information. Except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law:
a)You hereby acknowledge and agree to comply with your ongoing obligations as set forth in the Confidentiality, Non-Competition, and Non-Solicitation Agreement (attached hereto as Exhibit A), the terms of which are hereby incorporated into this Agreement, as well as your obligations to maintain the confidentiality of the Company’s information as set forth in the Company’s Code of Conduct. Notwithstanding the foregoing, the Non-Competition provision of Exhibit A shall not preclude you from obtaining future employment in an in-house attorney position with a Competitive Business (as defined in Exhibit A), and in such position having responsibility for the oversight of other administrative functions, such as compliance, environmental, health, safety, security, government affairs, community engagement, trade compliance or human resources.
b)Without limiting the generality of the foregoing obligations set forth in Paragraph 10(a), you agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) and your continued cooperation under Paragraph 8 or use any such Confidential Information to the detriment of the Company, its parents, affiliates, or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates, or subsidiaries. Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, non-public information about employees that is maintained as confidential by the Company, improvements, inventions, and associations with other organizations that the Company has not previously made public. Confidential Information does not include (i) information that can be shown by written evidence to be in the public domain at the time of disclosure by you, (ii) information that was developed by another party without reference to the Confidential Information or (iii) information that is publicized or otherwise becomes part of the public domain through no fault of your own.
c)You acknowledge that in the course of your employment with the Company, you have acquired and/or had access to non-public information and material including privileged information relating to litigation involving the Company and/or the resolution or settlement thereof, privileged internal and/or external investigations and regulatory matters, attorney-client communications, communications with outside counsel, and other Company legal matters, all of which are subject to and protected from disclosure by the attorney-client privilege, attorney work product doctrine, and/or any other applicable privileges (referred to collectively as “Privileged Information”). You acknowledge and agree that such Privileged Information (including any underlying privilege therein) belongs exclusively to the Company, and that the Company has not waived any such underlying privilege.
11.Non-Disparagement/Separation Communications. Subject to Paragraph 12, and further subject to the Company’s SEC reporting obligations:
a)You agree that you shall not publish or communicate, or cause, direct, induce, or encourage any other person, entity, or other third party to make, publish, or communicate, whether anonymously or not, any statement, observation, opinion, or information, whether verbal or written, of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. The Company will only provide anyone who inquiries about your employment instructions on how to call The Work Number for official employment verification.
b)The Company will instruct in writing Timothy Myers, Melissa Miller, and any future authorized Company spokesperson to not publish or communicate, or cause, direct, induce, or encourage any other person, entity or other third party to make, publish or communicate, whether anonymously or not, any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature about you or take any action that would cause you any embarrassment or humiliation or cause or contribute to you being held in disrepute.
c)You and the Company agree to respond to questions regarding your resignation and separation as set forth in Exhibit C hereto.

12.Permitted Conduct. Nothing in this Agreement or Exhibit B (as applicable) shall prohibit or restrict the Company or you from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) or to the Company from any such Governmental Authorities; (C) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are required by law or protected under the whistleblower provisions of any applicable law. You may also disclose the requirements of Paragraph 8 to a future employer. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct. Nor does this Agreement require the Company to obtain prior authorization from you before engaging in any conduct described in this paragraph, or to notify you that the Company has engaged in any such conduct. Other than as provided in Paragraph 3(c), nothing in this Agreement shall prohibit you from receiving an award for information provided to any government agency in accordance with this Paragraph.
13.Non-Admission. It is understood and agreed that neither the execution of this Agreement, nor the terms of the Agreement, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
14.No Obligation to Re-Hire. You acknowledge and understand that your employment relationship with the Company will permanently end as of the Separation Date and that neither the Company nor any of its parents, subsidiaries, affiliates, or related companies will be obligated to rehire you or to consider you for reemployment after the Separation Date.
15.Acknowledgments. You hereby acknowledge that:
a)The Company advises you to consult with an attorney before signing this Agreement;
b)You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits, or you have knowingly and voluntarily chosen not to do so;
c)You freely, voluntarily and knowingly entered into this Agreement after due consideration;
d)You have had a minimum of twenty-one (21) days to review and consider this Agreement and all exhibits;

e)If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 15(d) above has expired;
f)You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 15(d) above;
g)You have a right to revoke this Agreement by notifying the undersigned Company representative in writing, via hand delivery, facsimile, or electronic mail, within seven (7) days of your execution of this Agreement;
h)In exchange for your waivers, releases, and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits, and other considerations that you are receiving pursuant to this Agreement and Exhibit B (as applicable) exceed any payment, benefit, or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein; and
i)No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement. Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.
16.Revocation by the Company. You agree that if you fail to execute and return this Agreement to the Company within the time specified herein for your review and consideration, or if you timely execute and then effectively revoke this Agreement, the promises and agreements made by the Company herein will be revoked and your separation from the Company shall be made immediately effective.
17.Miscellaneous.
a)Entire Agreement. This Agreement, including all exhibits, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, except for your prior obligations of confidentiality as provided for in Paragraph 10 above and your obligations under the Confidentiality, Non-Competition, and Non-Solicitation Agreement attached hereto as Exhibit A, as amended, which shall continue in full force and effect.
b)Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the State of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.
c)Severability. Should any provision of this Agreement, including all exhibits, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
d)Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 4, 5, 7, 8, 9, 10 and/or 11 and pursuant to Exhibit A, you will forfeit the consideration set forth in Paragraph 2(a) and your eligibility to receive any consideration pursuant to Paragraph 2(b), and be subject to suit by the Company for damages and equitable relief relating to such breach.
f)Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
g)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
h)Effective Date. This Agreement shall become effective upon the expiration of the seven (7) day revocation period provided for in Paragraph 15(g) above.
18.Compliance with Code Section 409A. The amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. To the extent that this Agreement is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate or replace this Agreement in order to cause this Agreement either to comply with the applicable provisions of Section 409A or not be subject to Section 409A. If payment of any amount of “deferred compensation” (as defined under Section 409A) is triggered by a separation from service that occurs while you are a “specified employee” (as defined under Section 409A) with respect to Company, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the your estate following your death. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination of employment,” “retirement,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, your “separation from service” as defined in Section 409A. You shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. Any payments that are deferred compensation subject to Section 409A, and that could occur in one of two calendar years depending on the timing of an action by you, such as the delivery of a release, will always occur in the later year. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to Employee. You are solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me. I will sign it and return a copy to you.

Sincerely,

                    ARCONIC CORPORATION

                    By: /s/ Tim Myers
                     Tim Myers
                     Chief Executive Officer

                    Date: November 17, 2021

                    UNDERSTOOD, AGREED TO
                    AND ACCEPTED WITH THE
                    INTENTION TO BE LEGALLY BOUND:

                    /s/ Diana C. Toman
                    DIANA TOMAN

                    Date: November 17, 2021

Enclosures

EXHIBIT A

Confidentiality, Developments, Non-Competition, and Non-Solicitation Agreement

As an employee of Arconic Inc. (“Arconic”) or one of its subsidiaries (Arconic collectively with its subsidiaries, the “Company”), you (“you” or “Employee”) will have access to or may develop confidential and proprietary information (as defined below) of the Company. Therefore, in consideration of your employment, and recognizing the highly competitive nature of the Company’s business, you enter into this Confidentiality, Non-Competition, and Non-Solicitation Agreement (this “Agreement”) intending to be legally bound.

Confidentiality

You acknowledge that, as an employee of the Company, you have access, and are privy, to information which is confidential and proprietary to the Company and which is not generally available to the public from sources outside of the Company.

You agree to regard and preserve as confidential any and all Confidential Information pertaining to the Company’s operations and affairs and all information which is either learned or obtained by you during your employment, and which you know, or have reason to believe, includes Confidential Information. You agree that you will use Confidential Information only for the performance of your duties for the Company and you agree not to disclose any Confidential Information you acquire, except as expressly permitted below. You understand and agree that this obligation of confidentiality shall continue indefinitely following the termination of your employment with the Company.

Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or reporting possible violations or providing information to, any governmental agency or legislative body regarding this Agreement or the Company, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act (including without limitations the whistleblower provisions thereof) or Sarbanes-Oxley Act; provided that, other than with respect to providing information to a governmental agency and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you will give the General Counsel of the Company prompt written notice so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

Upon termination of your employment or at any time requested by the Company, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents (whether in paper or electronic form and all copies thereof) relating to the business of the Company and all other Company property which you obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control, whether directly or indirectly.

Disclosure of Developments and Other Inventions

Without disclosing any third party confidential information, Employee shall promptly disclose to Company all Developments and any inventions or developments that Employee believes do not constitute a Development, so that Company can make an independent assessment. Employee represents and warrants that if Employee developed, conceived or created any Development or other Intellectual Property prior to the date hereof that relates to Company’s Business, Employee has listed such Intellectual Property on Appendix 1 in a manner that does not violate any third party rights or disclose any third party confidential information.

Ownership of Developments

Ownership: All right, title and interest (including all Intellectual Property rights of any sort throughout the world) relating to any and all Developments (other than Employee Statutorily Exempt Developments) shall be the exclusive property of Company.

Assignment of Rights: In consideration of Employee’s employment by Company as set forth in the Employment Agreement, Employee hereby assigns to Company or its designee any and all right, title and/or interest (including all Intellectual Property rights of any sort throughout the world) in and to any Developments that Employee has or may in the future acquire with respect to any Developments, provided that this section shall not apply to any Employee Statutorily Exempt Developments.

Further Assistance and Assurances: Employee shall, both during and after his/her employment by Company, at the expense of Company, perform all lawful acts requested by, or on behalf of, Company to enable Company to obtain, perfect, sustain, and enforce its ownership interest in any Development(s) in accordance with this Section and to obtain and maintain patents, copyrights and other Intellectual Property rights for such Development(s) throughout the world.

Attorney-In-Fact: Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Employee.

Acknowledgement of Employee Statutorily Exempt Developments: Employee acknowledges and agrees that, by executing this Agreement, nothing in this Agreement is intended to expand the scope of protection provided to Employee by Sections 2870 through 2872 of the California Labor Code or any other statute of like effect. Employee agrees to promptly advise the Company in writing of any developments that Employee believes may qualify under Sections 2870 through 2872 of the California Labor Code or any other statute of like effect.

Records: Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, and in any other form that may be required by the Company) of all Developments made, written, conceived and/or reduced to practice by Employee during the period of employment by Company, which records shall be available to and remain the sole property of the Company at all times.

Employee IP – Ownership and Restrictions; License: Any discovery, invention, improvement, computer program and related documentation or other work that (i) is created during the term of Employee’s employment with the Company and does not fall within the definition of the term “Development” as defined herein, (ii) is an Employee Statutorily Exempt Development, or (iii) was developed, created, or conceived prior to Employee’s employment with Company shall, as between Company and Employee, belong to Employee and shall not be used by Employee in his or her performance on behalf of the Company. Without limiting Company’s other rights and remedies, if, when acting within the scope of Employee’s employment or otherwise on behalf of Company, Employee uses or discloses Employee’s own or any third party’s confidential information or other Intellectual Property in violation of this Agreement (or if any Development cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Employee hereby: (a) grants to Company a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-exclusive, sub-licensable right and license to use, exploit and exercise all such confidential information and/or Intellectual Property rights; and (b) warrants that he/she is entitled to grant such license to the extent the confidential information or Intellectual Property used by Employee in violation of this Section belongs to a third party.

Restrictive Covenants

    Non-Competition: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly (i) engage in, carry on, or provide services (paid or unpaid) whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, or agent, to any Competitive Business (as defined below) or (ii) hold any economic interest in any Competitive Business. However, notwithstanding the foregoing, you may own up to five percent (5%) of the outstanding securities of any publicly traded company and you shall not be prohibited from becoming employed by, or associated with, a private equity firm or hedge fund (or one of their portfolio companies) that has an investment in a Competitive Business as long as you have no involvement whatsoever with such Competitive Business (including the formation, planning, or acquisition of, or investment in, any such Competitive Business).

It is not the Company’s intention to restrict or limit your activities following your termination of employment with the Company unless it is believed that there is a substantial possibility that your future services or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any potential Competitive Business within the one-year restricted period, please consult with the Executive Vice President of Human Resources of Arconic/Howmet to discuss your intended relationship with the entity. Due to the many different businesses in which the Company presently engages, or which in the future the Company may engage, we will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which is a Competitive Business. The Company’s consent will not be unreasonably withheld.

Also, as a reminder, Arconic/Howmet stock incentive awards continue to be subject to forfeiture, under the terms of that program, to the extent you become associated with, employed by, render services to, or own any interest in any business that is in competition with the Company or if you engage in willful conduct that is injurious to the Company.

Non-Solicitation: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any employee of the Company to leave the Company for any reason; (ii) hire or attempt to hire any employee of the Company; or (iii) solicit business from, or engage in business with, any customer or supplier of the Company that you met and/or dealt with during your employment with the Company for any purpose. In the event that you become aware that any employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Executive Vice President of Human Resources of Arconic/Howmet to confirm your non-solicitation of said employee

You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, the unique and extraordinary services you will be providing to the Company and your position of confidence and trust with the Company, the scope and duration of the covenants included in this Agreement (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial consideration from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company will be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court will have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions will then be enforced as modified.

Notice of Immunity – Defend Trade Secrets Act of 2016

    Company employees, contractors, and consultants may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.
Definitions for Purposes of this Agreement
    “Business” means areas of actual or demonstrably anticipated research and development conducted (or to be conducted) by, or for the benefit of, Company as well as all products or services sold by, on behalf of, or for the benefit of Company worldwide.
    “Competitive Business” means any domestic or international business or firm (including any business in the process of being formed or planned) that is engaged, or has active plans to become engaged, in any line of business of the Company with which you have had direct functional accountability, or for which you provided leadership or support, during your last eighteen (18) months of employment with the Company.
    “Confidential Information” includes, but is not limited to strategic plans, trade secrets, inventions, discoveries, technical and operating know-how, accounting information, product information, marketing and sales data, business strategies, customer information, and employee data of the Company that is proprietary in nature, and any similar information, data or materials of third parties that the Company has a duty to keep confidential
    “Developments” means all discoveries, inventions, innovations, improvements, computer programs and related documentation, and other works of authorship, mask works, designs, know-how, ideas and information made, written, conceived and/or reduced to practice, in whole or in part, (whether or not patentable or subject to other forms of protection) by Employee, individually or with any other person, during and after the period of Employee’s employment by Company that: (a) relate in any manner to the Business or activities of Company; and/or (b) are created: (i) at any time using Company resources, including, but not limited to, Company computers, cellphones, smartphones, etc.; (ii) during working hours; (iii) at a Company facility; (iv) by, or on behalf of, Company; and/or (v) using Confidential Information.
    “Employee Statutorily Exempt Developments” means any Developments which qualify fully under the provisions of any applicable statute (including, e.g., Section 2870 of the California Labor Code) that prohibits the assignment to Company of Employee’s rights in any inventions developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, resources, trade secrets or Confidential Information (i.e., excluding inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s Business, or actual or demonstrably anticipated research or development; or (ii) result from any work performed by Employee for the Company).
    “Intellectual Property” means any intellectual and industrial property and all rights thereof, including, but not limited to, patents, utility models, semi-conductor topography rights; copyrights, mask works, authors’ rights, registered and unregistered trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.
Governing Law; Jurisdiction

This Agreement will be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or Federal courts located in Delaware, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing. Any failure by you or the Company to enforce any of the provisions of this Agreement should not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement will not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

Upon the legal separation of Arconic Corporation from Arconic Inc. (such separation, the “Spinoff”), this Agreement will be assigned to Arconic Corporation and, from and after the Spinoff, all references herein to “Arconic” shall be deemed to refer to Arconic Corporation and all references herein to the “Company” shall be deemed to refer to Arconic Corporation collectively with its subsidiaries, unless the context clearly indicates otherwise.

The Company has the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the business for which you work, and continues your employment. The rights and obligations of the Company under this Agreement will inure to the benefit and be binding upon the successors and assigns of the Company

Severability

In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

This Agreement is the entire agreement between the parties with respect to the matters covered by this Agreement and it replaces all previous agreements, oral or written, between the parties regarding such matters. PROVISIONS OF THIS AGREEMENT MAY NOT BE WAIVED OR CHANGED EXCEPT BY A SUBSEQUENT AGREEMENT SIGNED BY YOU AND AN OFFICER OF THE COMPANY.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies. A fully executed copy will be returned to you for your files after it is signed by the Company.

ARCONIC INC.

By: /s/ Melissa M. Miller

AGREED TO AND ACCEPTED AS OF THIS 6TH DAY OF FEBRUARY, 2020:

/s/ Diana C. Toman
Diana Toman

EXHIBIT B

GENERAL RELEASE FOLLOWING SEPARATION

In exchange for the payments, benefits and other consideration provided by Arconic Corporation and each of its parents, subsidiaries and affiliates (“Arconic” or the “Company”) as set forth in the Separation Agreement and Release dated November 17, 2021 (the “November 17, 2021 Agreement”), which Diana Toman (“you” or “Employee”) acknowledges and agrees are just and sufficient consideration for the waivers, releases and commitments set forth herein, Employee hereby IRREVOCABLY AND UNCONDITIONALLY agrees to WAIVE, RELEASE AND FOREVER DISCHARGE the Company and the Company Releasees (as defined in Paragraph 3 of the November 17, 2021 Agreement) from any and all claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, wages, attorneys’ fees, costs and/or damages capable of being waived by law, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee may now have, ever has had, or may hereafter have, based upon, arising from, or relating to any fact or set of facts, whether known or unknown to Employee, at any time prior to and until the date of execution of this Exhibit B, including but not limited to, claims arising out of or relating in any way to Employee’s employment relationship with the Company or other associations with the Company or the Company Releasees or any termination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right based upon or arising under any federal, state or local fair employment practices and equal opportunity laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq. (“Title VII”); the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (the “Equal Pay Act” or “EPA”); the Americans with Disabilities Act, 29 U.S.C. § 12101 et seq. (“ADA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001, et seq. (“ERISA”) (except for vested benefits otherwise entitled); the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Benefits Protection Act (“OWBPA”); the Family and Medical Leave Act of 1993, including all amendments thereto; the Pennsylvania Human Relations Act, including age and sexual harassment claims; the Pennsylvania Equal Pay Law; the Pennsylvania Whistleblower Law; the Pennsylvania Pregnancy Guidelines of the Pennsylvania Human Relations Commission; Kansas Act Against Discrimination, including age and sexual harassment claims; Kansas Equal Pay Law; Kansas Age Discrimination in Employment Act; Kansas Discrimination Against Military Personnel Act; Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act; Kansas’ whistleblower protection laws (including Kan. Stat. Ann. §§ 39-1403, 39-1432, 44-615 & 44-636); Kansas Minimum Wage and Maximum Hours Law; Kansas WARN Act; any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic; and any other federal, state, or local statutes, common law, or regulation, including any and all amendments to the foregoing, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Exhibit B.

Employee understands and acknowledges that Employee has received all amounts due from the Company relating to Employee’s employment with the Company, including but not limited to, compensation, equity, options, shares of stock, phantom stock, wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, or other compensation, benefits, or payments of any kind or nature, and that no other amounts are due to Employee other than as set forth in the November 17, 2021 Agreement and all exhibits thereto.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim to indemnification under your Indemnification Agreement with the Company; (viii) any claim that is not otherwise waivable under applicable law or (ix) any claim that you may have as a shareholder or equity owner of the Company. In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation, or proceeding. To the extent you receive any personal or monetary relief in connection with any such EEOC charge, complaint, investigation, or proceeding, the Company will be entitled to an offset for the consideration made pursuant to Paragraph 2 of the November 17, 2021 Agreement.

By signing this Exhibit B, Employee understands and acknowledges that Employee was advised of and afforded the opportunity to take advantage of each of the protections set forth in Paragraph 17 of the November 17, 2021 Agreement, including, but not limited to: (i) consultation with an attorney before signing this Exhibit B; (ii) at least twenty-one (21) calendar days in which to consider Exhibit B; and (iii) at least seven (7) calendar days in which to revoke Exhibit B after signature. Employee further acknowledges that Employee freely, voluntarily, and knowingly entered into this Exhibit B after due consideration.

This Exhibit B incorporates by reference, as if set forth fully herein, all terms and conditions of the November 17, 2021 Agreement between the Company and Employee, including the recitation of consideration provided by the Company. By signing this Exhibit B, Employee waives, releases, and forever discharges any and all claims that may have arisen through the date of Employee’s execution of this Exhibit B. It is not Employee’s intention to otherwise change, alter or amend any of the terms and conditions of the November 17, 2021 Agreement, for which Employee received adequate consideration, and which Agreement remains in full force and effect. Employee acknowledges and agrees that Employee continues to be bound by the terms and conditions of the November 17, 2021 Agreement.

This Exhibit B shall become effective upon the expiration of the seven (7) day revocation period described above, provided Employee has not exercised Employee’s right to revoke.

I UNDERSTAND AND ACKNOWLEDGE THAT I SHALL EXECUTE THIS EXHIBIT B ON, BUT NOT BEFORE, MY SEPARATION DATE WITH THE COMPANY.

            UNDERSTOOD, AGREED TO
                    AND ACCEPTED WITH THE
                    INTENTION TO BE LEGALLY BOUND:

                    __________________________________
                    Diana Toman

                    Date: ___________________________